Exhibit 10.13
OFFICE LEASE
BETWEEN
JL VENTURES LLC, HARKONNEN ACQUISITIONS,
L METRO LLC, AND BELLO LLC
KNOWN AS MBP CO-TENANCY
(“LANDLORD”)
AND ZARS, INC.
(“TENANT”)
DATE OF LEASE: 7/18, 2006
BUILDING D

 i.

Table of Contents
(continued)

		Page

33.	MISCELLANEOUS	24

34.	ENTIRE AGREEMENT	26

35.	STRUCTURAL OR LATENT DEFECTS	26

36.	LIMITATION OF LIABILITY	26

Exhibit A-1 — Outline and Location of Premises

Exhibit B-1 — Rules and Regulations

Exhibit C-1 — Payment of Basic Costs

Exhibit D-1 — Work Letter

Exhibit E-1 — Additional Provisions (if required)

Exhibit F-1— Commencement Letter (Sample)
 ii.

OFFICE LEASE AGREEMENT
This Office Lease Agreement (the “Lease”), made and entered into on this 18th day of July, 2006, between JL Ventures LLC, Harkonnen Acquisitions, L Metro LLC, and Bello LLC, each an Alaska limited liability company, collectively known as MBP Co-Tenancy (“Landlord”) and ZARS, Inc., a Utah corporation (“Tenant”).
W I T N E S S E T H:
1. Definitions. The following are definitions of some of the defined terms used in this Lease. The definitions of other defined terms are found throughout this Lease.
A. “Additional Rent” shall mean Tenant’s Pro Rata Share of Basic Costs (hereinafter defined) and any other sums (exclusive of Base Rent) that are required to be paid to Landlord by Tenant hereunder, which sums are deemed to be Additional Rent under this Lease. Additional Rent and Base Rent are sometimes collectively referred to herein as “Rent.”
B. “Approximate Rentable Area in the Building” is approximately 30,389 square feet.
C. “Approximate Rentable Area in the Premises” shall mean the area contained within the demising walls of the Premises and any other area designated for the exclusive use of Tenant plus an allocation of the Tenant’s pro rata share of the square footage of the “Common Areas” and the “Service Areas” (as defined below). For purposes of the Lease it is agreed and stipulated by both Landlord and Tenant that the Approximate Rentable Area in the Premises is approximately 11,723 square feet.
D. “Base Rent” Base Rent will be paid according to the following schedule, subject to the provisions of Section 5 hereof. For the purposes of this Section 1.D., “Lease Year” shall mean the twelve (12) month period commencing on the Commencement Date, and on each anniversary of the Commencement Date.

	ANNUAL BASE RENT PER	Monthly Installments Of
Period	RENTABLE SQ FT	Base Rent
Month 1-12	$14.50	$9,062.50
Month 13-24	$15.00	$14,653.75
Month 25-36	$15.50	$15,142.21
During the first year, Tenant shall only be required to pay Base Rent on 7,500 rentable square feet though Tenant shall have the use of the entire Premises. After the first year, Tenant shall pay Base Rent on 11,723 rentable square feet.
E. “Base Year” shall mean 2007.
F. “Basic Costs” shall mean all reasonable direct and indirect costs and expenses incurred in connection with the Building as more fully defined in Exhibit C attached hereto.

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G. “Broker” shall mean for Tenant: Cottonwood Realty Services, and for Landlord: CB Richard Ellis.
H. “Building” shall mean the office building at 1455 West 2200 South, West Valley City, County of Salt Lake, State of Utah, currently known as Building D.
I. “Building Manager” shall mean CB Richard Ellis or such other company as Landlord shall designate from time to time.
J. “Building Standard”, shall mean the type, brand, quality and/or quantity of materials Landlord designates from time-to-time to be the minimum quality and/or quantity to be used in the Building or the exclusive type, grade, quality and/or quantity of material to be used in the Building.
K. “Business Day(s)” shall mean Mondays through Fridays exclusive of the normal business holidays of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord, from time to time during the Lease Term, shall have the right to designate additional Holidays, provided such additional Holidays are commonly recognized by other office buildings in the area where the Building is located.
L. “Commencement Date,” “Lease Term” and “Termination Date” shall have the meanings set forth below:
The “Lease Term” shall mean a period of thirty-six (36) months commencing on September 15,2006 (“Target Commencement Date”). The “Termination Date” shall, unless sooner terminated as provided herein, mean the last day of the Lease Term. Notwithstanding the foregoing, if the Termination Date, as determined herein, does not occur on the last day of a calendar month, the Lease Term shall be extended by the number of days necessary to cause the Termination Date to occur on the last day of the last calendar month of the Lease Term. Tenant shall pay Base Rent and Additional Rent for such additional days at the same rate payable for the portion of the last calendar month immediately preceding such extension. The Commencement Date, Lease Term (including any extension by Landlord pursuant to this subsection and Termination Date shall be set forth in a Commencement Letter prepared by Landlord and executed by Tenant in accordance with the provisions of Section 3.A. hereof.
M. “Common Areas” shall mean those areas located within the Building or on the Property used for corridors, elevator foyers, mail rooms, restrooms, mechanical rooms, elevator mechanical rooms, janitorial closets, electrical and telephone closets, vending areas, and lobby areas (whether at ground level or otherwise), entrances, exits, sidewalks, skywalks, tunnels, driveways, parking areas and landscaped areas and other similar facilities provided for the common use or benefit of tenants generally and/or the public.
N. “Default Rate’’ shall mean the lower of (i) the Prime Rate plus six percent (6%) or (ii) the Maximum Rate.
O. “Maximum Rate” shall mean the highest rate of interest from time-to-time permitted under applicable federal and state law.
P. “Normal Business Hours” for the Building shall mean 7:00 a.m. to 8:00 p.m. Mondays through Fridays, and 8:00 a.m. to l:00 p.m. on Saturdays, exclusive of Holidays.

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Q. “Notice Addresses” shall mean the following addresses for Tenant and Landlord, respectively:
Tenant:
Greg Ayers, CFO
1142 W. 2320 South
West Valley, UT 84119
Fax: 801-350 0909
with a copy to:
Ballard Spahr Andrews & Ingersoll, LLP
201 South Main Street, Suite 600
Salt Lake City, Utah 84111
Attn: David R. Rudd
Fax: 801-531-3001
Landlord:
CB Richard Ellis
2755 E. Cottonwood Parkway, Suite 100
Salt Lake City, UT 84121
Attn: Property Manager
Fax: 801-947-3963
with a copy to:
Stuart C. Bond
Bond Stephens & Johnson, Inc.
3201 C Street, Suite 200
Anchorage, AK 99503
Fax: 907-786-7364
Payments of Rent only shall be made payable to the order of:
Harkonnen Acquisitions LLC
at the following address:
CB Richard Ellis
2755 E. Cottonwood Parkway, Suite 100
Salt Lake City, UT 84121
Attn: Property Manager
Fax: 801-947-3963
or such other name and address as Landlord shall, from time to time, designate.
R. “Permitted Use” shall mean general office use and no other use or purpose.

3.

S. “Premises” shall mean the office space located within the Building and outlined on Exhibit A to this Lease.
T. “Prime Rate” shall mean the per annum interest rate announced by and quoted in the Wall Street Journal from time-to-time as the prime or base rate.
U. “Property” shall mean the Building and the parcel(s) of land on which it is located, other improvements located on such land, adjacent parcels of land that Landlord operates jointly with the Building, and other buildings and improvements located on such adjacent parcels of land.
V. “Rent” shall have the meaning set forth in Section 5.
W. “Security Deposit” shall mean the sum of Fifteen Thousand One Hundred Forty-Two and 21/100 Dollars ($15,142.21). The Security Deposit shall be paid by Tenant to Landlord contemporaneously with Tenant’s execution hereof.
X. “Service Areas” shall mean those areas within the Building used for stairs, elevator shafts, flues, vents, stacks, pipe shafts and other vertical penetrations (but shall not include any such areas for the exclusive use of a particular tenant).
Y. “Tenant’s Pro Rata Share” shall mean thirty-eight and 58/100 percent (38.58%) which is the quotient (expressed as a percentage), derived by dividing the Approximate Rentable Area in the Premises by the Approximate Rentable Area in the Building.
2. Lease Grant. Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises together with the right, in common with others, to use the Common Areas.
3. Adjustment of Commencement Date/Possession.
A. The Lease Term, Commencement Date and Termination Date shall be determined in accordance with Section I.F above. The Lease Term shall not commence until the later to occur of the Target Commencement Date and the date that Landlord has substantially completed the work to be performed by Landlord as set forth in the Work Letter Agreement attached hereto as Exhibit D (“Landlord’s Work”); provided, however, that if Landlord shall be delayed in substantially completing the Landlord Work as a result of the occurrence of any of the following (a “Delay”):
(1)	Tenant’s failure to furnish information in accordance with the Work Letter Agreement or to respond to any request by Landlord for any approval of information within any time period prescribed, or if no time period is prescribed, then within five (5) Business Days of such request; or

(2)	Material changes in any plans and specifications requested by Tenant which causes a delay in the completion of any of the Landlord’s Work; or

(3)	Any request by Tenant that Landlord delay the completion of any of the Landlord’s Work; or

(4)	Any material breach or default by Tenant in the performance of Tenant’s obligations under this Lease; or

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(5)	Any delay resulting from Tenant’s having taken possession of the Premises for any reason prior to substantial completion of the Landlord’s Work;
then, for purposes of determining the Commencement Date, the date of substantial completion shall be deemed to be the day that said Landlord’s Work would have been substantially completed absent any such Delay(s). The Landlord’s Work shall be deemed to be substantially completed on the date that Landlord’s Work has been performed (or would have been performed absent any Delay(s)), other than any details of construction, mechanical adjustment or any other matter, the non-completion of which does not materially interfere with Tenant’s use of the Premises. The following shall be Tenant’s remedies against Landlord by reason of the Premises not being ready for occupancy by Tenant on the Target Commencement Date: (i) the Commencement Date shall be adjusted to be the date on which Landlord’s Work is substantially completed and, accordingly, the postponement of Tenant’s obligation to pay Base Rent and other sums due hereunder, and (ii) Landlord shall credit Tenant (for future Base Rent owed) in the amount of One Hundred Fifty-Two Dollars ($152) per day for each day after the Target Commencement Date that Landlord’s Work has not been completed. Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a letter agreement (the “Commencement Letter”) on the form attached hereto as Exhibit F setting forth the Commencement Date, the Termination Date and any other dates that are affected by the adjustment of the Commencement Date. If this Lease requires Landlord to perform Landlord’s Work in the Premises, the Commencement Letter shall identify any minor incomplete items of the Landlord’s Work as reasonably agreed to by Landlord’s architect and Tenant (the “Punchlist Items”), which Punchlist Items Landlord shall promptly remedy. Tenant, within five (5) days after receipt thereof from Landlord, shall execute the Commencement Letter and return the same to Landlord.
B. By taking possession of the Premises, Tenant is deemed to have accepted the Premises and agreed that the Premises are in good order and satisfactory condition, with no representation or warranty by Landlord (except as otherwise set forth in the Lease) as to the condition of the Premises or, the Building or suitability thereof for Tenant’s use.
C. If Tenant takes possession of the Premises prior to the Commencement Date, such possession shall be subject to all the terms and conditions of the Lease and Tenant shall pay Base Rent and Additional Rent to Landlord for each day of occupancy prior to the Commencement Date. Notwithstanding the foregoing, if Tenant, with Landlord’s prior approval (which approval shall not be unreasonably withheld), takes possession of the Premises prior to the Commencement Date for the sole purpose of performing any Landlord-approved improvements therein or installing furniture, equipment or other personal property of Tenant, such possession shall be subject to all of the terms and conditions of the Lease, except that Tenant shall not be required to pay Rent with respect to the period of time prior to the Commencement Date during which Tenant performs such work. Tenant shall, however, be liable for the cost of any services (e.g. electricity, HVAC, freight elevators) that are provided to Tenant or the Premises during the period of Tenant’s possession prior to the Commencement Date. Nothing herein shall be construed as granting Tenant the right to take possession of the Premises prior to the Commencement Date, whether for construction, fixturing or any other purpose, without the prior consent of Landlord (which consent shall not be unreasonably withheld).
4. Use. The Premises shall be used for the Permitted Use and for no other purpose. Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal, dangerous to life, limb or property or which, in Landlord’s sole judgment, creates a nuisance or which would increase the cost of insurance coverage with respect to the Building. Tenant will conduct its business and control its agents,

5.

servants, employees, customers, licensees, and invitees in such a manner as not to unreasonably interfere with, annoy or disturb other tenants or Landlord in the management of the Building and the Property. Tenant will maintain the Premises in a clean and healthful condition, and comply with all laws, ordinances, orders, rules and regulations of any governmental entity with reference to the use, condition, configuration or occupancy of the Premises. Tenant, within ten (10) days after the receipt thereof, shall provide Landlord with copies of any written notices it receives with respect to a violation or alleged violation of any such laws, ordinances, orders, rules and regulations. Tenant, at its expense, will comply with the rules and regulations of the Building attached hereto as Exhibit B and such other rules and regulations reasonably adopted and reasonably altered by Landlord from time-to-time and will cause all of its agents, employees, invitees and visitors to do so. All such changes to rules and regulations will be reasonable and shall be sent by Landlord to Tenant in writing.
5. Base Rent.
A. Tenant covenants and agrees to pay to Landlord during the Lease Term, without any setoff or deduction except as otherwise expressly provided herein, the full amount of all Base Rent and Additional Rent due hereunder and the full amount of all such other sums of money as shall become due under this Lease, all of which hereinafter may be collectively called “Rent.” In addition Tenant shall pay and be liable for, as Additional Rent, all rent, sales and use taxes or other similar taxes, if any, levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under the terms and conditions of this Lease. Any such payments shall be paid concurrently with the payments of the Rent on which the tax is based. The Base Rent and Additional Rent for each calendar year or portion thereof during the Lease Term, shall be due and payable in advance in monthly installments of the first day of each calendar month during the Lease Term and any extensions or renewals hereof, and Tenant hereby agrees to pay such Base Rent and Additional Rent to Landlord without demand. If the Lease Term commences on a day other than the first day of a month or terminates on a day other than the last day of a month, then the installments of Base Rent and Additional Rent for such month or months shall be prorated, based on the number of days in such month. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct installment of Rent due under this Lease shall be deemed to be other than a payment on account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other available remedy. The acceptance by Landlord of an installment of Rent on a date after the due date of such payment shall not be construed to be a waiver of Landlord’s right to declare a default for any other late payment. All amounts received by Landlord from Tenant hereunder shall be applied first to the earliest accrued and unpaid Rent then outstanding. Tenant’s covenant to pay Rent shall be independent of every other covenant set forth in this Lease.
B. To the extent allowed by law, all installments of Rent not paid when due shall bear interest at the Default Rate from the date due until paid. In addition, if Tenant fails to pay any installment of Base Rent and Additional Rent or any other item of Rent when due and payable hereunder, a “Late Charge” equal to five percent (5%) of such unpaid amount will be due and payable immediately by Tenant to Landlord. Notwithstanding the foregoing, Tenant shall be provided a five (5) business day grace period for each monthly rental payment.
C. The Additional Rent payable hereunder shall be adjusted from time-to-time in accordance with the provisions of Exhibit C attached hereto and incorporated herein for all purposes.

6.

6. Security Deposit. The Security Deposit shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease including but not limited to those set forth in Section 10 hereof, it being expressly understood that the Security Deposit shall not be considered an advance payment of Rent or a measure of Tenant’s liability for damages in case of default by Tenant. Landlord shall have no fiduciary responsibilities or trust obligations whatsoever with regard to the Security Deposit and shall not assume the duties of a trustee for the Security Deposit. Landlord may, from time-to-time, without prejudice to any other remedy and without waiving such default, use the Security Deposit to the extent necessary to cure or attempt to cure, in whole or in part, any default of Tenant hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. If Tenant is not in default at the termination of this Lease, the balance of the Security Deposit remaining after any such application shall be returned by Landlord to Tenant within sixty (60) days thereafter. If Landlord transfers its interest in the Premises during the term of this Lease, Landlord may assign the Security Deposit to the transferee and thereafter shall have no further liability for the return of such Security Deposit. Tenant agrees to look solely to such transferee or assignee or successor thereof for the return of the Security Deposit. Landlord and its successors and assigns shall not be bound by any actual or attempted assignment or encumbrance of the Security Deposit by Tenant. Landlord shall not be required to keep the Security Deposit separate from its other accounts.
7. Services to be Furnished by Landlord.
A. Landlord agrees to furnish Tenant the following services:
(1)	Hot and cold water twenty-four hours a day seven days per week for drinking water and for use in the lavatories on the floor(s) on which the Premises is located.

(2)	Central heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as are considered by Landlord, in its reasonable judgment, to be standard for buildings of similar class, size, age and location, or as required by governmental authority. In the event that Tenant requires central heat, ventilation or air conditioning service at times other than Normal Business Hours, such additional service shall be furnished only upon the written request (email is acceptable) of Tenant delivered to Landlord prior to 3:00 p.m. at least one Business Day in advance of the date for which such usage is requested. Tenant shall bear the entire cost of additional service as such costs are determined by Landlord from time-to-time, as Additional Rent upon presentation of a statement therefor by Landlord. Landlord agrees to notify Tenant of the hourly rate for such additional service. All additional heating, ventilating and air conditioning required (if any) to accommodate Tenant’s design shall be installed at the Tenant’s expense subject to Landlord’s prior written approval. The cost of operation and maintenance of the equipment shall be the responsibility of the Tenant and paid to Landlord as Additional Rent.

(3)	Maintenance and repair of all Common Areas in the manner and to the extent reasonably deemed by Landlord to be standard for buildings of similar class, age and location.

(4)	Janitorial and cleaning service in and about the Premises on Business Days; provided, however, if Tenant’s floor covering or other improvements require special treatment, Tenant shall pay the additional cleaning cost attributable

7.

thereto as Additional Rent upon presentation of a statement therefor by Landlord. Tenant shall not provide or use any other janitorial or cleaning services without Landlord’s consent, and then only subject to the supervision of Landlord and at Tenant’s sole cost and responsibility and by a janitor, cleaning contractor or employees at all times satisfactory to Landlord.

(5)	Electricity to the Premises for general office use twenty-four hours a day, seven days a week, in accordance with and subject to the terms and conditions of Section 11 of this Lease.

(6)	Fluorescent bulb replacement in the Premises necessary to maintain building standard the lighting as established by Landlord and fluorescent and incandescent bulb and ballast replacement in the Common Areas and Service Areas.

(7)	Passenger and freight elevator service in common with Landlord and other persons during twenty-four hours a day, seven days a week.

(8)	Access control to the Building during other than Normal Business Hours shall be provided in such form as Landlord deems appropriate. Tenant shall cooperate fully in Landlord’s efforts to maintain access control to the Building and shall follow all regulations promulgated by Landlord with respect thereto. Landlord shall also provide key card access to the Building and Premises twenty-four (24) hours a day, seven (7) days a week subject to temporary closures due to casualty. Landlord shall furnish Tenant, at Landlord’s expense, with up to one hundred (100) keys and access cards, and at Tenant’s expense with such additional key and access cards as Tenant may request, to unlock or allow access to the Building and each corridor door entering the Premises.
B. If Tenant requests any other utilities or building services in addition to those identified above, or any of the above utilities or building services in frequency, scope, quality or quantities substantially greater than the reasonable standards set by Landlord for the Building, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or building services. Landlord may impose a reasonable charge for such additional utilities or building services, which shall be paid monthly by Tenant as Additional Rent on the same day that the monthly installment of Base Rent is due.
C. Except as otherwise expressly provided herein, the failure by Landlord to any extent to furnish, or the interruption or termination of these defined services in whole or in part, resulting from adherence to laws, regulations and administrative orders, wear, use, repairs, improvements alterations or any causes beyond the reasonable control of Landlord shall not render Landlord liable in any respect nor be construed as a constructive eviction of Tenant. Landlord shall use its best efforts to promptly restore such services. Should any of the equipment or machinery used in the provision of such services for any cause cease to function properly, Landlord shall use reasonable diligence to repair such equipment or machinery in a timely manner. Notwithstanding anything to the contrary in this Lease, if as a result of any interruption of services the Premises will be uninhabitable or unusable by Tenant for five (5) consecutive business days, then Base Rent and Additional Rent shall be abated to the extent to which such condition interferes with Tenant’s use of the Premises commencing on the first day of such condition and continuing until such condition is corrected.

8.

8. Leasehold Improvements/Tenant’s Property. All fixtures, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of or during the Lease Term which cannot be removed without causing substantial damage to the Premises, whether or not by, or at the expense of, Tenant (“Leasehold Improvements”), shall be and remain a part of the Premises; shall be the property of Landlord; and shall not be removed by Tenant except as expressly provided herein. All unattached and moveable partitions, trade fixtures, moveable equipment or furniture located in the Premises and acquired by or for the account of Tenant, without expense to Landlord, which can be removed without structural damage to the Building or Premises, and all personally brought into the Premises by Tenant (“Tenant’s Property”) shall be owned and insured by Tenant. Landlord may, nonetheless, at any time prior to, or within one (1) month after, the expiration or earlier termination of this Lease or Tenant’s right to possession, require Tenant to remove any Leasehold Improvements performed by or for the benefit of Tenant and all electronic, phone and data cabling as are designated by Landlord (the “Required Removables”) at Tenant’s sole cost. In the event that Landlord so elects, Tenant shall remove such Required Removables within ten (10) days after notice from Landlord, provided that in no event shall Tenant be required to remove such Required Removables prior to the expiration or earlier termination of this Lease or Tenant’s right to possession. In addition to Tenant’s obligation to remove the Required Removables, Tenant shall repair any damage caused by such removal and perform such other work as is reasonably necessary to restore the Premises to a “move in” condition (subject to ordinary wear and tear). If Tenant fails to remove any specified Required Removables or to perform any required repairs and restoration within the time period specified above, Landlord, at Tenant’s sole cost and expense, may remove the Required Removables (and repair any damage occasioned thereby) and dispose thereof or deliver the Required Removables to any other place of business of Tenant, or warehouse the same, and Tenant shall pay the cost of such removal, repair, delivery, or warehousing of the Required Removables within five (5) days after demand from Landlord.
9. Signage. Tenant shall have the right, at Landlord’s expense, to have its name placed on a freestanding monument sign, directory and at the entry to the Premises. Tenant shall also have the right at Tenant’s expense, to have a crown, lit sign on the north and west sides of the Building. Landlord shall provide and install, at Tenant’s cost, all letters or numerals on the exterior of the Premises; all such letters and numerals shall be in the standard graphics for the Building and no others shall be used or permitted on the Premises without Landlord’s prior written consent. In addition, Landlord will list Tenant’s name in the Building’s directory, if any, located in the lobby of the Building.
10. Repairs and Alterations by Tenant.
A. Except to the extent such obligations are imposed upon Landlord hereunder, Tenant shall, at its sole cost and expense, maintain the Premises in good order, condition and repair throughout the entire Lease Term, ordinary wear and tear excepted. Tenant agrees to keep the areas visible from outside the Premises in a neat, clean and attractive condition at all times. Except the extent such obligations are imposed upon Landlord hereunder, Tenant shall be responsible for all repairs, replacements and alterations in and to the Premises, Building and Property and the facilities and systems thereof, the need for which arises out of (1) the installation, removal, use or operation of Tenant’s Property (as defined in Section 8 above), (2) the moving of Tenant’s Property into or out of the Building, or (3) the act, omission, misuse or negligence of Tenant, its agents, contractors, employees or invitees. All such repairs, replacements or alterations shall be performed in accordance with Section 10.B: below and the rules, policies and procedures reasonably enacted by Landlord from time to time for the performance of work in the Building. If Tenant fails to maintain the Premises in good order, condition and repair, Landlord shall give Tenant written notice to perform such acts as are reasonably required to so maintain the Premises. If Tenant fails to promptly commence such work and diligently pursue it to its completion, then Landlord may, at is option, make such repairs, and Tenant shall pay the reasonable cost thereof to

9.

Landlord on demand as Additional Rent, together with an administration charge in an amount equal to ten percent (10%) of the cost of such repairs. Landlord shall, at its expense (except as included in Basic Costs) keep and maintain in good repair and working order and make all repairs to and perform necessary maintenance upon: (a) all structural elements of the Building; and (b) all mechanical, electrical and plumbing systems that serve the Building in general; and (c) the Common Areas and the Building facilities common to all tenants including, but not limited to, the ceilings, walls and floors in the Common Areas.
B. Tenant shall not make or allow to be made any alterations, additions or improvements to the Premises, without first obtaining the written consent of Landlord in each such instance, which consent shall not be unreasonably withheld. Prior to commencing any such work and as a condition to obtaining Landlord’s consent, Tenant must furnish Landlord with plans and specifications reasonably acceptable to Landlord; names and addresses of contractors reasonably acceptable to Landlord; copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in accordance with Section 15 hereof; and a payment bond or other security, all in form and amount reasonably satisfactory to Landlord. Tenant shall be responsible for insuring that all such persons procure and maintain insurance coverage against such risks, in such amounts and with such companies as Landlord may require, including, but not limited to, Builder’s Risk and Worker’s Compensation insurance. All such improvements, alterations or additions shall be constructed in a good and workmanlike manner using Building Standard materials or other new materials of equal or greater quality. Landlord, to the extent reasonably necessary to avoid any disruption to the tenants and occupants of the Building, shall have the right to designate the time when any such alterations, additions and improvements may be performed and to otherwise designate reasonable rules, regulations and procedures for the performance of work in the Building. Upon completion, Tenant shall furnish “as-built” plans, contractor’s affidavits and full and final waivers of lien and receipted bills covering all labor and materials. All improvements, alterations and additions shall comply with the insurance requirements, codes, ordinances, laws and regulations, including without limitation, the Americans with Disabilities Act. Tenant shall reimburse Landlord upon demand for all reasonable sums, if any, expended by Landlord for third party examination of the architectural, mechanical, electrical and plumbing plans for any alterations, additions or improvements. Landlord’s approval of Tenant’s plans and specifications for any work performed for or on behalf of Tenant shall not be deemed to be representation by Landlord that such plans and specifications comply with applicable insurance requirements, building codes, ordinances, laws or regulations or that the alterations, additions and improvements constructed in accordance with such plans and specifications will be adequate for Tenant’s use.
11. Use of Electrical Services by Tenant.
A. All electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant through inclusion in Base Rent and Basic Costs (except as provided in Section 11.B below with respect to excess usage. Landlord shall have the right at any time and from time-to-time during the Lease Term to contract for electricity service from such providers of such services as Landlord shall elect (each being an “Electric Service Provider”). Tenant shall cooperate with Landlord, and the applicable Electric Service Provider, at all times and, as reasonably necessary, shall allow Landlord and such Electric Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises. Excluding intentional acts or negligence by Landlord, Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or if the quantity or character of the electric energy supplied by the Electric Service

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Provider is no longer available or suitable for Tenant’s requirements, and no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease.
B. Tenant’s use of electrical services furnished by Landlord shall not exceed in voltage, rated capacity, or overall load that which is standard for the Building. In the event Tenant shall request that it be allowed to consume electrical services in excess of Building Standard, Landlord may refuse to consent to such usage or may consent upon such conditions as Landlord reasonably elects (including the installation of utility service upgrades, submeters, air handlers or cooling units), and all such additional usage (to the extent permitted by law), installation and maintenance thereof shall be paid for by Tenant as Additional Rent. Landlord, at any time during the Lease Term, shall have the right to separately meter electrical usage for the Premises or to measure electrical usage by survey or any other method that Landlord, in its reasonable judgment, deems appropriate.
12. Entry by Landlord. In the least intrusive manner possible, and at reasonable times, Landlord or its agents or representatives may enter into and upon any part of the Premises to inspect the same, or to show the Premises to prospective purchasers, mortgagees, tenants (during the last (12) twelve months of the Lease Term or earlier in connection with a potential relocation) or insurers, or to clean or make repairs, alterations, or additions thereto, including any work that Landlord deems necessary for the safety, protection or preservation of the Building or any occupants thereof, or to facilitate repairs, alterations or additions to the Building or any other tenant’s premises. Except for any entry by Landlord in an emergency situation or to provide normal cleaning and janitorial service, Landlord shall provide Tenant with forty-eight (48) hours prior written notice of any entry into the Premises, which notice may be given verbally. Landlord shall have the right to temporarily close the Premises or the Building to perform repairs, alterations or additions in the Premises or the Building, provided that Landlord shall use its best efforts to perform all such work on weekends and after Normal Business Hours. Notwithstanding the foregoing, Landlord shall provide notice to and negotiate with Tenant as to the scheduled time and extent of temporary closure of the Premises or the Building. Entry by Landlord hereunder shall not constitute a constructive eviction or entitle Tenant to any abatement or reduction of Rent by reason thereof.
13. Assignment and Subletting.
A. Except in connection with a Permitted Transfer (defined in Section 13.E: below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (1) business is not suitable for the Building considering the business of the other tenants and the Building’s prestige, or would result in a violation of another tenant’s rights; (2) the proposed transferee is a governmental agency or occupant of the Building; (3) Tenant is in default beyond any applicable notice and cure period; or (4) any portion of the Building or the Premises would likely become subject to additional or different laws as a consequence of the proposed Transfer. Any attempted Transfer in violation of this Section 13, shall, exercisable in Landlord’s sole and absolute discretion, be voidable. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfer(s).
B. If Tenant requests Landlord’s consent to a Transfer, Tenant shall submit to Landlord financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other information as Landlord may reasonably request. Landlord shall within thirty

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(30) days after Landlord’s receipt of the required information and documentation either: (1) consent or reasonably refuse consent to the Transfer in writing; (2) in the event of a proposed assignment of this Lease or a proposed sublease of the entire Premises for the entire remaining term of this Lease, terminate this Lease effective the first to occur of ninety (90) days following written notice of such termination or the date that the proposed Transfer would have come into effect. If Landlord shall fail to notify Tenant in writing of its decision within such thirty (30) day period after the later of the date Landlord is notified in writing of the proposed Transfer or the date Landlord has received all required information concerning the proposed transferee and the proposed Transfer, Landlord shall be deemed to have refused to consent to such Transfer, and to have elected to keep this Lease in full force and effect. Tenant shall pay Landlord a review fee of $1,000.00 for Landlord’s review of any Permitted Transfer or requested Transfer. In addition, Tenant shall reimburse Landlord for its actual reasonable costs and expenses (including without limitation reasonable attorney’s fees) incurred by Landlord in connection with Landlord’s review of such requested Transfer or Permitted Transfer.
C. After Tenant deducts costs of marketing the property, Tenant shall pay to Landlord fifty percent (50%) of all cash and other consideration which Tenant receives as a result of a Transfer that is in excess of the rent payable to Landlord hereunder for the portion of the Premises and Term covered by the Transfer within ten (10) days following receipt thereof by Tenant. If Tenant is in Monetary Default (defined in Section 22. below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against rent in the amount of any payments received (less Landlord’s share of any excess).
D. Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership or similar entity, and the entity which owns or controls a majority of the voting shares/rights at the time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a nationally recognized security exchange, or if at least eighty percent (80%) of its voting stock is owned by another entity, the voting stock of which is so listed.
E. Tenant may assign its entire interest under this Lease or sublet the Premises to any entity controlling or controlled by or under common control with Tenant or to any successor to Tenant by purchase, merger, consolidation or reorganization (hereinafter, collectively, referred to as “Permitted Transfer”) without the consent of Landlord, provided: (1) Tenant is not in default under this Lease; (2) if such proposed transferee is a successor to Tenant by purchase, said proposed transferee shall acquire all or substantially all of the stock or assets of Tenant’s business or, if such proposed transferee shall acquire all or substantially all of the stock or assets of Tenant’s business or, if such proposed transferee is a successor to Tenant by merger, consolidation or reorganization, the continuing or surviving corporation shall own all or substantially all of the assets of Tenant; (3) such proposed transferee shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization as evidenced to Landlord’s reasonable satisfaction; (4) such proposed transferee operates the business in the Premises for the Permitted Use and no other purpose; and (5) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the proposed purchase, merger, consolidation or reorganization.
14. Mechanic’s Liens. Tenant will not permit any mechanic’s liens or other liens to be placed upon the Premises, the Building, or the Property and nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to

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any person for the performance of any labor or the furnishing of any materials to the Premises, the Building, or the Property or any part thereof, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to any mechanic’s or other liens against the Premises, the Building, or the Property. In the event any such lien is attached to the Premises, the Building, or the Property, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same. Any amount paid by Landlord for any of the aforesaid purposes including, but not limited to, reasonable attorneys’ fees, shall be paid by Tenant to Landlord promptly on demand as Additional Rent. Tenant shall within thirty (30) days of receiving such notice of lien or claim (a) have such lien or claim released or (b) deliver to Landlord a bond in form, content, amount and issued by surety, satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnities against all costs and liabilities resulting from such lien or claim and the foreclosure or attempted foreclosure thereof. Tenant’s failure to comply with the provisions of the foregoing sentence shall be deemed an Event of Default under Section 22. hereof entitling Landlord to exercise all of its remedies therefor without the requirement of any additional notice or cure period.
15. Insurance.
A. Landlord shall maintain such insurance on the Building and the Premises (other than on Tenant’s Property or on any additional improvements constructed in the Premises by Tenant), and such liability insurance in such amounts as Landlord elects. The cost of such insurance shall be included as a part of the Basic Costs, and payments for losses thereunder shall be made solely to Landlord or the mortgagees of Landlord as their interests shall appear.
B. Tenant shall maintain at its expense, (i) in an amount equal to full replacement cost, special form (formerly known as all risk) property insurance on all of its personal property, including removable trade fixtures and leasehold and tenant improvements, and Tenant’s Property located in the Premises and in such additional amounts as are required to meet Tenant’s obligations pursuant to Section 18 hereof and with deductibles in an amount reasonably satisfactory to Landlord, and (ii) a policy or policies of commercial general liability insurance (including endorsement or separate policy for owned or non-owned automobile liability) with respect to its activities in the Building and on the Property, with the premiums thereon fully paid on or before the due date, in an amount of not less than $1,000,000 per occurrence per person coverage for bodily injury, property damage, personal injury or combination thereof (the term “personal injury” as used herein means, without limitation, false arrest, detention or imprisonment, malicious prosecution, wrongful entry, liable and slander), provided that if only single limit coverage is available it shall be for at least $1,000,000 per occurrence with an umbrella policy of at least $1,000,000 combined single limit per occurrence. Tenant’s insurance policies shall name Landlord and Building Manager as additional insureds and shall include coverage for the contractual liability of Tenant to indemnify Landlord and Building Manager pursuant to Section 16 of this Lease and shall have deductibles in an amount reasonably satisfactory to Landlord. Prior to Tenant’s taking possession of the Premises, Tenant shall furnish evidence reasonably satisfactory to Landlord of the maintenance and timely renewal of such insurance, and Tenant shall obtain and deliver to Landlord a written obligation on the part of each insurer to notify Landlord at least thirty (30) days prior to the modification, cancellation or expiration of such insurance policies. In the event Tenant shall not have delivered to Landlord a policy or certificate evidencing such insurance at least thirty (30) days prior to the expiration date of each expiring policy, Landlord may obtain such insurance as Landlord may reasonably require to protect Landlord’s interest (which obtaining of insurance shall not be deemed to be a waiver of Tenant’s default hereunder). The cost to Landlord of obtaining such policies, plus an

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administrative fee in the amount of fifteen percent (15%) of the cost of such policies shall be paid by Tenant to Landlord as Additional Rent upon demand.
C. The insurance requirements set forth in this Section 15 are independent of the waiver, indemnification, and other obligations under this Lease and will not be construed or interpreted in any way to restrict, limit or mode the waiver, indemnification and other obligations or to in any way limit any party’s liability under this Lease. In addition to the requirements set forth in Sections 15 and 16, the insurance required of Tenant under this Lease must be issued by an insurance company with a rating of no less than A-VIII in the current Best’s Insurance Guide, or A- in the current Standard & Poor Insurance Solvency Review, or in that is otherwise acceptable to Landlord, and admitted to engage in the business of insurance in the state in which the Building is located; be primary insurance for all claims under it and provide that any insurance carried by Landlord and Landlord’s lenders is strictly excess, secondary and noncontributing with any insurance carried by Tenant; and provide that insurance may not be cancelled, nonrenewed or the subject of material change in coverage of available limits of coverage, except upon thirty (30) days prior written notice to Landlord and Landlord’s lenders. Tenant will deliver either a duplicate original or a legally enforceable certificate of insurance on all policies procured by Tenant in compliance with Tenant’s obligations under this Lease to Landlord on or before the date Tenant first occupies any portion of the Premises, at least thirty (30) days before the expiration date of any policy and upon the renewal of any policy. Tenant may comply with its insurance coverage requirements through a blanket policy, provided Tenant, at Tenant’s sole expense, procures a “per location” endorsement, or equivalent reasonably acceptable to Landlord, so that the general aggregate and other limits apply separately and specifically to the Premises.
D. Neither Landlord nor Tenant shall be liable (by way of subrogation or otherwise) to the other party (or to any insurance company insuring the other party) for any personal injury or loss or damage to any of the property of Landlord or Tenant, as the case may be, with respect to their respective property, the Building, the Property or the Premises or any addition or improvements thereto, or any contents therein, to the extent covered by insurance carried or required to be carried by a party hereto even though such loss might have been occasioned by the negligence or willful acts or omissions of the Landlord or Tenant or their respective employees, agents, contractors or invitees. Since this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give each insurance company which has issued, or on the future may issue, policies of insurance, with respect to the items covered by this waiver, written notice of the terms of this mutual waiver, and to have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver. For the purpose of the foregoing waiver, the amount of any deductible applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible relates. In the event that Tenant is permitted to and self-insures any risk for which insurance is required to be carried under this Lease, or if Tenant fails to carry any insurance required to be carried by Tenant pursuant to this Lease, then all loss or damage to Tenant, its leasehold interest, its business, its property, the Premises or any additions or improvements thereto or contents thereof shall be deemed covered by and recoverable by Tenant under valid and collectible policies of insurance. Notwithstanding anything to the contrary herein, Landlord shall not be liable to the Tenant or any insurance company (by way of subrogation or otherwise) insuring the Tenant for any loss or damage to any property, or bodily injury or personal injury or any resulting loss of income or losses from worker’s compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of Landlord, its agents or employees, or Building Manager, if any such loss or damage was required to be covered by insurance pursuant to this Lease.

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16. Indemnity. Except to the extent caused by the gross negligence or willful misconduct of Landlord, its employees, representatives or contractors, neither Landlord nor Building Manager nor any of their respective officers, directors, employees, members, managers, or agents shall be liable to Tenant, or to Tenant’s agents, servants, employees, customers, licensees, or invitees for any injury to person or damage to property caused by any act, omission, or neglect of Tenant, its agents, servants, employees, customers, invitees, licensees or by any other person entering the Premises under the invitation of Tenant or arising out of the use of the Premises by Tenant and the conduct of its business or out of a default by Tenant in the performance of its obligations hereunder. Tenant hereby indemnifies and holds Landlord and Building Manager and their respective officers, directors, employees, members, managers and agents (“Indemnitees”), harmless from all liability and claims for any property damage, or bodily injury or death of, or personal injury to, a person in or on the Premises, and this indemnity shall be enforceable to the full extent whether or not such liability and claims are the result of the sole, joint or concurrent acts, negligent or intentional, or otherwise, of Tenant, or its employees, agents, servants, customers, invitees or licensees. Notwithstanding the terms of this Lease to the contrary, the terms of this Section shall survive the expiration or earlier termination of this Lease.
17. Damages from Certain Causes. Except to the extent caused by the gross negligence or willful misconduct of Landlord, its employees, representatives or contractors, Landlord shall not be liable to Tenant or Tenant’s employees, contractors, agents, invitees or customers, for any injury to person or damage to property sustained by Tenant or any such party or any other person claiming through Tenant resulting from any accident or occurrence in the Premises caused by the Premises becoming out of repair or by defect in or failure of equipment, pipes, or wiring, or by broken glass, or by the backing up of drains, or by gas, water, steam, electricity, or oil leaking, escaping or flowing into the Premises (except where due to Landlord’s failure or neglect to make repairs required to be made pursuant to other provisions of this Lease, after the expiration of a reasonable time after written notice to Landlord of the need for such repairs), including, but not limited to riot, strike, insurrection, war, court order, requisition, order of any governmental body or authority, acts of God, fire or theft.
18. Casualty Damage. If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In case the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord’s reasonable judgment, be required (whether or not the Premises shall have been damaged by such casualty provided that such damage materially affects Tenant’s use of the Premises) and such alteration or reconstruction cannot be completed within ninety days (90), or in the event there is less than one (1) year of the Lease Term remaining or in the event Landlord’s mortgagee should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, Landlord or Tenant may terminate this Lease by notifying the other party in writing of such termination within thirty (30) days after the date of such casualty. If Landlord or Tenant does not thus elect to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to restore the Building, and the improvements located within the Premises, if any, for which Landlord had financial responsibility pursuant to the Work Letter Agreement attached hereto as Exhibit D (except that Landlord shall not be responsible for delays not within the control of Landlord) to substantially the same condition in which, it was immediately prior to the happening of the casualty. Notwithstanding the foregoing, Landlord’s obligation to restore the Building, and the improvements located within the Premises, if any, for which Landlord had financial responsibility pursuant to the Work Letter Agreement, shall not require Landlord to expend for such repair and restoration work more than the insurance proceeds actually received by the Landlord as a result of the casualty. When the repairs described in the preceding two sentences have been completed by Landlord, Tenant shall complete the restoration of furniture, trade fixtures and other personal property, which are necessary to permit Tenant’s reoccupancy of the Premises. Provided that such damage or casualty is not caused by the gross negligence or willful misconduct of Landlord, its employees, representatives or contractors, Landlord

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shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, subject to the provisions of the next sentence, Landlord shall allow Tenant a fair diminution of Rent during the time and to the extent the Premises are unfit for occupancy. If the Premises or any other portion of the Property is damaged by fire or other casualty resulting from the fault or negligence of Tenant or any of Tenant’s agents, employees, or invitees, the rent hereunder shall not be diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost of the repair and restoration of the Property caused thereby to the extent such cost and expense is not covered by insurance proceeds.
19. Condemnation. If the whole or any substantial part (greater than twenty percent (20%) of the Premises) of the Premises or if the Building or any portion thereof which would leave the remainder of the Building unsuitable for use as an office building comparable to its use on the Commencement Date, or if the land on which the Building is located or any material portion thereof, shall be taken or condemned for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, then Landlord or Tenant may terminate this Lease and the rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises or said portion of the Building or land shall occur. In the event this Lease is not terminated, the rent for any portion of the Premises so taken or condemned shall be abated during the unexpired term of this Lease effective when the physical taking of said portion of the Premises shall occur. All compensation awarded for any such taking or condemnation, or sale proceeds in lieu thereof, shall be the property of Landlord, and Tenant shall have no claim thereto, the same being hereby expressly waived by Tenant, except for any portions of such award or proceeds which are specifically allocated by the condemning or purchasing party for the taking of or damage to trade fixtures of Tenant, which Tenant specifically reserves to itself.
20. Hazardous Substances.
A. Tenant hereby represents and covenants to Landlord the following: No toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, radon, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601-9657, as amended (“CERCLA”) (collectively, “Environmental Pollutants”) other than customary office supplies and cleaning supplies stored and handled within the Premises in accordance with all applicable laws, will be generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Property, and no activity shall be taken on the Property, by Tenant, its agents, employees, invitees or contractors, that would cause or contribute to (i) the Property or any part thereof to become a generation, treatment, storage or disposal facility within the meaning of or otherwise bring the Property within the ambit of the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. 5901 et. seq., or any similar state law or local ordinance, (ii) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants, from the Property or any part thereof within the meaning of, or otherwise result in liability in connection with the Property within the ambit of CERCLA, or any similar state law or local ordinance, or (iii) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters, or the discharge into the air of any emissions, that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. 1251 et. seq., or the Clean Air Act, 42 U.S.C. 7401 et. seq., or any similar state law or local ordinance.

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B. Landlord Represents and Warrants that at the time of the commencement of the Lease, the Building complies with all Environmental Laws and that no Environmental Pollutants are located therein.
C. Tenant agrees to indemnify and hold Indemnitees (as defined in Section 16) harmless from and against and to reimburse Indemnitees with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Landlord at any time and from time-to-time by reason of or arising out of the breach of any representation or covenant contained in Section 20.A above.
D. Tenant shall immediately notify Landlord in writing of any release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants of which Tenant has knowledge whether or not the release is in quantities that would require under law the reporting of such release to a governmental or regulatory agency.
E. Tenant shall also immediately notify Landlord in writing of, and shall contemporaneously provide Landlord with a copy of:
(1)	Any written notice of release of hazardous wastes or substances, pollutants or contaminants on the Property that is provided by Tenant or any subtenant or other occupant of the Premises to a governmental or regulatory agency;

(2)	Any notice of a violation, or a potential or alleged violation, of any Environmental Law (hereinafter defined) that is received by Tenant or any subtenant or other occupant of the Premises from any governmental or regulatory agency;

(3)	Any inquiry, investigation, enforcement, cleanup, removal, or other action that is instituted or threatened by a governmental or regulatory agency against Tenant or any subtenant or other occupant of the Premises and that relates to the release or discharge of hazardous wastes or substances, pollutants or contaminants on or from the Property;

(4)	Any claim that is instituted or threatened by any third-party against Tenant or any subtenant or other occupant of the Premises and that relates to any release or discharge of hazardous wastes or substances, pollutants or contaminants on or from the Property; and

(5)	Any notice of the loss of any environmental operating permit by Tenant or any subtenant or other occupant of the Premises.
F. As used herein “Environmental Laws” mean all present and future federal, state and municipal laws, ordinances, rules and regulations applicable to environmental and ecological conditions, and the rules and regulations of the U.S. Environmental Protection Agency, and any other federal, state or municipal agency, or governmental board or entity relating to environmental matters.
21. Americans with Disabilities Act. Tenant agrees to comply with all requirements of the Americans with Disabilities Act (Public Law (July 26, 1990) (“ADA”) applicable to the Premises and such other current acts or other subsequent acts, (whether federal or state) addressing like issues as are

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enacted or amended. Tenant agrees to indemnify and hold Landlord harmless from any and all expenses, liabilities, costs or damages suffered by Landlord as a result of additional obligations which may be imposed on the Building or the Property under of such acts by virtue of Tenant’s operations and/or occupancy, including the alleged negligence of the Landlord. Any provision of the Lease which could arguably be construed as authorizing a violation of the ADA shall be interpreted in a manner which permits compliance with the ADA and is hereby amended to permit such compliance. Landlord represents and warrants to Tenant that to the best of Landlord’s knowledge, the Premises and Common Areas are ADA compliant at the commencement of the Lease.
22. Events of Default.
A. The following events shall be deemed to be “Events of Default” under this Lease:
(1)	Tenant shall fail to pay within fifteen (15) days after due any Base Rent, Additional Rent or other amount payable by Tenant to Landlord under this Lease (hereinafter sometimes referred to as a “Monetary Default”).

(2)	Any material failure by Tenant (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, which failure is not cured within thirty (30) days after delivery to Tenant of notice of the occurrence of such failure provided, however, that if the term, condition, covenant or obligation to be performed by Tenant is of such nature that the same cannot reasonably be performed within such thirty-day period, such default shall be deemed to have been cured if Tenant commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same.

(3)	Any material failure by Tenant to observe or perform any of the covenants with respect to (a) assignment and subletting set forth in Section 13, (b) mechanic’s liens set forth in Section 14, or (c) insurance set forth in Section 15.

(4)	Tenant shall (a) become insolvent, (b) make a transfer in fraud of creditors (c) make an assignment for the benefit of creditors, (d) admit in writing its inability to pay its debts as they become due, (e) file a petition under any section or chapter of the United States Bankruptcy Code, as amended, pertaining to bankruptcy, or under any similar law or statute of the United States or any State thereof, or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant thereunder; or a petition or answer proposing the adjudication of Tenant as a bankrupt or its reorganization under any present or future federal or state bankruptcy or similar law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof.

(5)	A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or of the Premises or of any of Tenant’s property located thereon in any proceeding brought by Tenant, or any such receiver or trustee shall be appointed in any proceeding brought against Tenant and shall not be discharged within sixty (60) days after such appointment or Tenant shall consent to or acquiesce in such appointment.

(6)	The leasehold estate hereunder shall be taken on execution or other process of law in any action against Tenant.

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(7)	Tenant shall abandon the Premises.

(8)	The liquidation, termination, dissolution, forfeiture of right to do business or death of Tenant.
23. Remedies.
A. Upon the occurrence of any Event of Default, Landlord shall have the following rights and remedies, in addition to those allowed by law or equity, any one or more of which may be exercised without further notice to or demand upon Tenant and which may be pursued successively or cumulatively as Landlord may elect:
(1)	Landlord may re-enter the Premises and cure any default of Tenant, in which event Tenant shall, upon demand, reimburse Landlord as Additional Rent for any cost and expenses which Landlord may incur to cure such default; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord’s action, regardless of whether caused by Landlord’s negligence or otherwise.

(2)	Landlord may terminate this Lease by giving to Tenant 30 days’ notice of Landlord’s election to do so, in which event the Term shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice;

(3)	Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant’s right to possession shall terminate on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice; and

(4)	Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.
Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease. TENANT WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LAWSUIT BROUGHT BY LANDLORD TO RECOVER POSSESSION OF THE PREMISES FOLLOWING LANDLORD’S TERMINATION OF THIS LEASE PURSUANT TO SECTION 23A(2) OR THE RIGHT OF TENANT TO POSSESSION OF THE PREMISES PURSUANT TO SECTION 23A(3) AND ON ANY CLAIM FOR DELINQUENT RENT WHICH LANDLORD MAY JOIN IN ITS LAWSUIT TO RECOVER POSSESSION.
B. If Landlord exercises either of the remedies in Sections 23.A.(2) and 23.A(3), Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with process of law, full and complete license to do so being hereby granted to Landlord. If this Lease is terminated by Landlord pursuant to Section 23.A.(2), Landlord shall be entitled to

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recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including reasonable court costs and attorneys’ fees incurred by Landlord in the enforcement of its rights and remedies hereunder, and, in addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (i) the unamortized portion (such amortization period shall not exceed ten (10) years) of any concessions offered by Landlord to Tenant in connection with this Lease, including without limitation Landlord’s contribution to the cost of tenant improvements and alterations, if any, installed by either Landlord or Tenant pursuant to this Lease or any work letter in connection with this Lease, (ii) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate rents which would have been payable after the termination date had this Lease not been terminated, including, without limitation, Base Rent at the annual rate or respective annual rates for the remainder of the Term provided for in this Lease and the amount projected by Landlord to represent Additional Rent for the remainder of the Term over the then present value of the then aggregate fair rent value of the Premises for the balance of the Term, such present worth to be computed in each case on the basis of a ten percent (10%) per annum discount from the respective dates upon which such Rents would have been payable hereunder had this Lease not been terminated, and (iii) any damages in addition thereto, including without limitation reasonable attorneys’ fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent.
C. Landlord shall use commercially reasonable efforts to mitigate any damages resulting from an Event of Default by Tenant under this Lease. Landlord’s obligation to mitigate damages after an Event of Default by Tenant under this Lease shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria:
(1)	Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a Rent less than the current fair market Rent then prevailing for similar uses in comparable buildings in the same market area as the Building, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the Building;

(2)	Landlord shall not be obligated to enter into a lease with a Substitute Tenant whose use would:
(i)	violate any restriction, covenant, or requirement contained in the lease of another tenant of the Building;

(ii)	adversely affect the reputation of the Building; or

(iii)	be incompatible with the operation of the Building as an office building;
(3)	Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources to operate the Premises in a first class manner; and

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(4)	Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a proposed Substitute Tenant unless:
(i)	Tenant pays any such sum to Landlord in advance of Landlord’s execution of a lease with such tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant’s default under this Lease); or

(ii)	Landlord, in Landlord’s reasonable discretion, determines that any such expenditure is financially justified in connection with entering into any such substitute lease.
D. If Tenant is adjudged bankrupt, or a trustee in bankruptcy is appointed for Tenant, Landlord and Tenant, to the extent permitted by law, agree to request that the trustee in bankruptcy determine within sixty (60) days thereafter whether to assume or to reject this Lease.
E. The receipt by Landlord of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of the rent due or to pursue any other remedies provided in this lease. The acceptance by Landlord of rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, covenant or condition of this Lease. No act or omission by Landlord or its employees or agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.
F. In the event of any litigation between Tenant and Landlord to enforce any provision of this Lease or any right of either party hereto, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorney’s fees, incurred therein. If Tenant, without fault, is made party to any litigation instituted by or against Landlord, Landlord shall indemnify Tenant against, and protect, defend, and save it harmless from, all costs and expenses, including reasonable attorney’s fees, incurred by it in connection therewith.
24. No Waiver. Failure of Landlord to declare any default immediately upon its occurrence, or delay in taking any action in connection with an Event of Default, shall not constitute a waiver of such default, nor shall it constitute an estoppel against Landlord, but Landlord shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Failure by Landlord to enforce its rights with respect to any one default shall not constitute a waiver of its rights with respect to any subsequent default.
25. Peaceful Enjoyment. Tenant shall, and may peacefully have, hold, occupy, use and enjoy the Premises during the Lease Term, subject to the other terms hereof, provided that Tenant pays the Rent and other sums herein recited to be paid by Tenant and timely performs all of Tenant’s covenants and agreements herein contained.
26. Substitution. Intentionally Omitted.
27. Holding Over. In the event of holding over by Tenant after expiration or other termination of this Lease or in the event Tenant continues to occupy the Premises after the termination of Tenant’s right of possession pursuant to Section 23.A(3) hereof, occupancy of the Premises subsequent to such

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termination or expiration shall be that of a tenancy at sufferance and in no event for month-to-month or year-to-year. Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover) equal to the same monthly amount as was being paid prior to the holding over for up to ninety (90) days, and 125%) of (a) the greater of then current market rate, or (b) the Base Rent and Additional Rent which would have been applicable had the Lease Term continued through the period of such holding over by Tenant. No holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the Lease Term shall be construed to extend the Lease Term or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise unless Landlord has sent written notice to Tenant that Landlord has elected to extend the Lease Term. In addition to the obligation to pay the amounts set forth above during any such holdover period, Tenant shall also be liable to Landlord for all damages, including, any consequential damages, which Landlord may suffer by reason of any holding over by Tenant and Tenant shall also indemnify Landlord against any and all claims made by any other tenant or prospective tenant against Landlord for delay by Landlord in delivering possession of the Premises to such other tenant or prospective tenant.
28. Subordination to Mortgage/Estoppel Certificate. Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter arising upon the Premises, or upon the Building and/or the Property and to any renewals, modifications, refinancings and extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. Upon Tenant entering a subordination and nondisturbance agreement with the mortgagee, in the event such mortgagee forecloses on the Building, this Lease shall remain in full force and effect and provided that Tenant is not in default hereunder, Tenant’s leasehold interest hereunder shall not be disturbed. The provisions of the foregoing sentence shall be self-operative and no further instrument of subordination shall be required. However, Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Premises, or the Building and/or the Property and Tenant agrees within twenty (20) days after demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may request. The terms of this Lease are subject to approval by the Landlord’s existing lender(s) and any lender(s) who, at the time of the execution of this Lease, have committed or are considering committing to Landlord to make a loan secured by all or any portion of the Property, and such approval is a condition precedent to Landlord’s obligations hereunder. In the event that Tenant should fail to execute any subordination or other agreement required by this Section promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Tenant’s name, place and stead, it being agreed that such power is one coupled with an interest in Landlord and is accordingly irrevocable. Tenant agrees that it will from time-to-time upon request by Landlord execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require. Tenant agrees periodically to furnish within twenty (20) days after so requested by Landlord, ground lessor or the holder of any deed of trust, mortgage or security agreement covering the Building, the Property, or any interest of Landlord therein, a certificate signed by Tenant certifying (a) that this Lease is in full force and effect and unmodified (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) as to the Commencement Date and the date through which Base Rent and Tenant’s Additional Rent have been paid, (c) that Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by

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Landlord have been completed to the satisfaction of Tenant, (d) that except as stated in the certificate no rent has been paid more than thirty (30) days in advance of its due date, (e) that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate), (f) that except as stated in the certificate, Tenant, as of the date of such certificate, has no charge, lien, or claim of offset against rent due or to become due, (g) that except as stated in the certificate, Landlord is not then in default under this Lease, (h) as to the amount of the Approximate Rentable Area of the Premises then occupied by Tenant, (i) that there are no renewal or extension options, purchase options, rights of first refusal or the like in favor of Tenant except as set forth in this Lease, j) the amount and nature of accounts payable to Landlord under terms of this Lease, and (k) as to such other matters as may be requested by Landlord or ground lessor or the holder of any such deed of trust, mortgage or security agreement. Any such certificate may be relied upon by any ground lessor, prospective purchaser, secured party, mortgagee or any beneficiary under any mortgage, deed of trust on the Building or the Property or any part thereof or interest of Landlord therein.
29. Notice. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or given by facsimile transmittal, mailed by Express or Certified mail, postage prepaid, or sent by a nationally recognized overnight delivery service to the party who is to receive such notice at the address specified in Section 1.Q. of this Lease. Notice shall be effective upon receipt or the refusal to accept delivery. When sent by overnight delivery service, the notice shall be deemed to have been given on the next business day after deposit with such overnight delivery service. If delivered by facsimile transmittal, notice shall be deemed to have been given upon telephone confirmation of receipt. The address specified in Section 1.Q. of this Lease may be changed from time to time by giving written notice thereof to the other party.
30. Landlord’s Lien. Landlord hereby waives any statutory landlord’s lien against Tenant’s personal property.
31. Surrender of Premises. Upon the termination, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant will at once surrender possession and vacate the Premises, together with all Leasehold Improvements (except those Leasehold Improvements Tenant is required to remove pursuant to Section 8 hereof), to Landlord in good condition and repair, ordinary wear and tear excepted; conditions existing because of Tenant’s failure to perform maintenance, repairs or replacements as required of Tenant under this Lease shall not be deemed “reasonable wear and tear.” Tenant shall surrender to Landlord all keys to the Premises and make known to Landlord the explanation of all combination locks which Tenant is permitted to leave on the Premises. Subject to the Landlord’s rights under Section 23 hereof, if Tenant fails to remove any of Tenant’s Property within ten (10) days after the termination of this Lease, or Tenant’s right to possession hereunder, Landlord, at Tenant’s sole cost and expenses, shall be entitled to remove and/or store such Tenant’s Property and Landlord shall be in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay Landlord, upon demand, any and all reasonable expenses caused by such removal and all storage charges against such property so long as the same shall be in possession of Landlord or under the control of Landlord.
32. Rights Reserved to Landlord. Landlord reserves the following rights, exercisable without notice, except as provided herein, and without liability to Tenant for damage or injury to property, person or business and without affecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of rent or affecting any of Tenant’s obligations under this Lease: (1) upon thirty (30) days prior notice to change the name of the Building; (2) to install and maintain signs on the exterior and interior of the Building; (3) to designate and approve window coverings to present a uniform exterior appearance; (4) to make any decorations, alterations, additions, improvements to the Building or Property, or any part thereof (including, with thirty (30) days prior written notice, the

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Premises) which Landlord shall desire, or deem necessary for the safety, protection, preservation or improvement of the Building or Property, or as Landlord may be required to do by law; (5) to have access to the Premises at reasonable hours to perform its duties and obligations and to exercise its rights under this Lease; (6) to retain at all times and to use in appropriate instances, pass keys to all locks within and to the Premises; (7) to approve the weight, size, or location of heavy equipment, or articles within the Premises; (8) to close or restrict access to the Building at all times other than Normal Business Hours subject to Tenant’s right to admittance at all times under such reasonable regulations as Landlord may prescribe from time to time, or to close (temporarily) any of the entrances to the Building; provided Landlord shall have the right to restrict or prohibit access to the Building or the Premises at any time Landlord determines it is reasonably necessary to do so to minimize the risk of injuries or death to persons or damage to property; (9) to change the arrangement and/or location of entrances of passageways, doors and doorways, corridors, elevators, stairs, toilets and public parts of the Building or Property; (10) to reasonably regulate access to telephone, electrical and other utility closets in the Building and to require use of designated contractors for any work involving access to the same; (11) if Tenant has vacated the Premises during the last six (6) months of the Lease Term, to perform additions, alterations and improvements to the Premises in connection with a reletting or anticipated reletting thereof without being responsible or liable for the value or preservation of any then existing improvements to the Premises; and (12) to grant to anyone the exclusive right to conduct any business or undertaking in the Building (excluding the Premises) provided Landlord’s exercise of its rights under this clause 12, shall not be deemed to prohibit Tenant from the operation of its business in the Premises and shall not constitute a constructive eviction.
33. Miscellaneous.
A. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.
B. Tenant agrees not to record this Lease or any short form or memorandum hereof, except to the extent that Tenant is required to by law or regulation.
C. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the state in which the Building is located.
D. Events of “Force Majeure” shall include strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Landlord or Tenant, as the case may be. Whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant (other than the payment of Rent and all other such sums of money as shall become due hereunder), such party shall not be liable or responsible for, there shall be excluded from the computation of such period of time, any delays due to events of Force Majeure.
E. Except as expressly otherwise herein provided, with respect to all required acts of Tenant and Landlord, time is of the essence of this Lease.
F. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Property referred to herein, and in such event and upon such transfer Landlord shall be released from any further obligations hereunder, and

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Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations.
G. Landlord and Tenant hereby represent that they have dealt directly with and only with the Broker as a broker in connection with this Lease. Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed on account of the execution and/or renewal of this Lease due to any action of the indemnifying party.
H. If there is more than one Tenant, or if the Tenant as such is comprised of more than one person or entity, the obligations hereunder imposed upon Tenant shall be joint and several obligations of all such parties. All notices, payments, and agreements given or made by, with or to any one of such persons or entities shall be deemed to have been given or made by, with or to all of them.
I. The individual signing this Lease on behalf of Tenant represents (1) that such individual is duly authorized to execute or attest and deliver this Lease on behalf of Tenant in accordance with the organizational documents of Tenant; (2) that this Lease is binding upon Tenant; (3) that Tenant is duly organized and legally existing in the state of its organization, and is qualified to do business in the state in which the Premises is located.
J. Tenant acknowledges that the financial capability of Tenant to perform its obligations hereunder is material to Landlord and that Landlord would not enter into this Lease but for its belief, based on its review of Tenant’s financial statements, that Tenant is capable of performing such financial obligations. Tenant hereby represents, warrants and certifies to Landlord that its financial statements previously furnished to Landlord were at the time given true and correct in all material respects and that there have been no material subsequent changes thereto as of the date of this Lease.
K. Notwithstanding anything to the contrary contained in this Lease, the expiration of the Lease Term, whether by lapse of time or otherwise, shall not relieve Tenant from Tenant’s obligations accruing prior to the expiration of the Lease Term, and such obligations shall survive any such expiration or other termination of the Lease Term.
L. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery hereof does not constitute an offer to Tenant or an option. This Lease shall not be effective until an original of this Lease executed by both Landlord and Tenant is delivered to and accepted by Landlord, and this Lease has been approved by Landlord’s mortgagee, if required.
M. Landlord and Tenant understand, agree and acknowledge that (i) this Lease has been freely negotiated by both parties; and (ii) in any controversy, dispute or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.
N. The headings and titles to the paragraphs of this Lease are for convenience only and shall have no affect upon the construction or interpretation of any part hereof.
O. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance of surrender of the Premises.

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34. Entire Agreement. This Lease, including the following Exhibits:
Exhibit A-1 — Outline and Location of Premises
Exhibit B-1 — Rules and Regulations
Exhibit C-1 — Payment of Basic Costs
Exhibit D-1 — Work Letter
Exhibit E-1 — Additional Provisions (if required)
Exhibit F-1 — Commencement Letter (Sample)
constitutes the entire agreement between the parties hereto with respect to the subject matter of this Lease and supersedes all prior agreements and understandings between the parties related to the Premises, including all lease proposals, letters of intent and similar documents. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. All understandings and agreements heretofore had between the parties are merged in this Lease which alone fully and completely expresses the agreement of the parties, neither party relying upon any statement or representation not embodied in this Lease. This Lease may be modified only by a written agreement signed by Landlord rind Tenant. Landlord and Tenant expressly agree that there are none and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, all of which are hereby waived by Tenant, and that there are no warranties which extend beyond those expressly set forth in this Lease.
35. Structural or Latent Defects. Notwithstanding anything to the contrary in this Agreement, Landlord, shall be responsible for the repair of all latent or patent structural defects in the Building during the Lease Term; provided however Landlord may tender the repair to third parties who are responsible for such defects. Any cost incurred by the Landlord under this provision shall not be included in the Basic Costs.
36. LIMITATION OF LIABILITY. EXCEPT TO THE EXTENT SPECIFICALLY ADDRESSED HEREIN, TENANT SHALL NOT HAVE THE RIGHT TO AN ABATEMENT OF RENT AS A RESULT OF LANDLORD’S DEFAULT AS TO ANY COVENANT OR AGREEMENT CONTAINED IN THIS LEASE OR AS A RESULT OF THE BREACH OF ANY PROMISE OR INDUCEMENT IN CONNECTION HEREWITH, WHETHER IN THIS LEASE OR ELSEWHERE AND TENANT HEREBY WAIVES SUCH REMEDIES OF ABATEMENT OF RENT. TENANT HEREBY COVENANTS THAT, PRIOR TO THE FILING OF ANY SUIT FOR DIRECT AND PROXIMATE DAMAGES, IT SHALL GIVE LANDLORD AND ALL MORTGAGEES WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES OR DEED OF TRUST LIENS ON THE PROPERTY, BUILDING OR PREMISES (“LANDLORD MORTGAGEES”) NOTICE AND REASONABLE TIME TO CURE ANY ALLEGED DEFAULT BY LANDLORD.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts as of the day and year first above written.
LANDLORD:
JL Ventures LLC, Harkonnen Acquisitions LLC,
L Metro LLC, and Bello LLC, all known as MBP Co-Tenancy
By: Harkonnen Acquisitions LLC, Co-Tenant

By:	/s/ Stuart Bond
Name:	Stuart Bond
Title:	Managing Member

TENANT:

By:	/s/ Robert Lippert
Name:	Robert Lippert
Title:	President and CEO

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Exhibit A
OUTLINE AND LOCATION OF PREMISES
This Exhibit is attached to and made a part of the Lease dated 7/18, 2006 by and between JL Ventures LLC, Harkonnen Acquisitions, L Metro LLC, and Bello LLC, each an Alaska limited liability company, collectively known as MBP Co-Tenancy (“Landlord”) and ZARS, Inc. (“Tenant”) for space in Building D.

A-1

Exhibit B
RULES AND REGULATIONS
The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking area associated therewith (if any), the Property and the appurtenances thereto:
1.	Sidewalks, entrances, passageways, courts, corridors, vestibules, halls, elevators and stairways in and about the Building shall not be obstructed nor shall objects be placed against glass partitions, doors or windows which would be unsightly from the Building’s corridors from the exterior of the Building.

2.	Plumbing, fixtures and appliances shall be used for only the purpose for which they were designed and no foreign substance of any kind whatsoever shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Tenant or its agents, employees or invitees, shall be paid for by Tenant and Landlord shall not in any case be responsible therefor.

3.	Any sign, lettering, picture, notice, advertisement installed within the Premises which is visible from the public corridors within the Building shall be installed in such manner, and be of such character and style, as Landlord shall approve, in writing in its reasonable discretion. No sign, lettering, picture, notice or advertisement shall be placed on any outside window or door or in a position to be visible from outside the Building. No nails, hooks or screws (except for customary artwork or wall hangings) shall be driven or inserted into any part of the Premises or Building except by Building maintenance personnel, nor shall any part of the Building be defaced or damaged by Tenant.

4.	Tenant shall not place any additional lock or locks on any door in the Premises or Building without Landlord’s prior written consent. A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made. All keys and passes shall be returned to Landlord at the expiration or earlier termination of this Lease.

5.	Tenant shall refer all contractors, contractor’s representatives and installation technicians for Landlord for Landlord’s supervision, approval and control before the performance of any contractual services. This provision shall apply to all work performed in the Building including, but not limited to installation of telephones, telegraph equipment, electrical devices and attachments, doors, entranceways, and any and all installations of every nature affecting floors, walls, woodwork, window trim, ceilings, equipment and any other physical portion of the Building. Tenant shall not waste electricity, water or air conditioning. All controls shall be adjusted only by Building personnel.

6.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials which require the use of elevators, stairways, lobby areas, or loading dock areas, shall be restricted to hours designated by Landlord. Tenant must seek Landlord’s prior approval by providing in writing a detailed listing of such activity. If approved by Landlord, such activity shall be under the supervision of Landlord and performed in the manner stated by Landlord. Tenant is to assume all risk for damage to articles moved and injury to persons resulting from such activity. If any equipment, property and/or personnel of Landlord or of any other tenant is damaged or injured as a result of or in connection with such activity, Tenant shall be solely liable for any and all damage or loss resulting therefrom.
7.	All corridor doors, when not in use, shall remain closed. Tenant shall cause all doors to the Premises to be closed and securely locked before leaving the Building at the end of the day.

8.	Tenant shall keep all electrical and mechanical apparatus owned by Tenant free of vibration, noise and airwaves which may be transmitted beyond the Premises.

9.	Canvassing, soliciting and peddling in or about the Building or Property is prohibited. Tenant shall cooperate and use its best efforts to prevent the same.

10.	Tenant shall not use the Premises in any manner which would overload the standard heating, ventilating or air conditioning systems of the Building.

11.	Tenant shall not utilize any equipment or apparatus in such manner as to create any magnetic fields or waves which adversely affect or interfere with the operation of any systems or equipment in the Building or Property.

12.	Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes.

13.	Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusements devices and machines for sale of beverages, foods, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant’s employees.

14.	Tenant shall not open or permit to be opened any window in the Premises. This provision shall not be construed as limiting access of Tenant to any balcony adjoining the Premises.

15.	To the extent permitted by law, Tenant shall not permit picketing or other union activity involving its employees or agents in the Building or on the Property, except in those locations and subject to time and other constraints as to which Landlord may give its prior written consent, which consent may be withheld in Landlord’ sole discretion.

16.	Tenant shall comply with all applicable laws, ordinances, governmental orders or regulations and applicable orders or directions from any public office or body having jurisdiction, with respect to the Premises, the Building, the Property and their respective use or occupancy thereof. Tenant shall not make or permit any use of the Premises, the Building or the Property, respectively, which is directly or indirectly forbidden by law, ordinance, governmental regulation or order, or direction of applicable public authority, or which may be dangerous to person or property.

17.	Tenant shall not use or occupy the Premises in any manner or for any purpose which would injure the reputation or impair the present or future value of the Premises, the Building or the Property; without limiting the foregoing, Tenant shall not use or permit the Premises or any portion thereof to be used for lodging, sleeping or for any illegal purpose.

18.	All deliveries to or from the Premises shall be made only at times, in the areas and through the entrances and exits designated for such purposes by Landlord. Tenant shall not permit the process of receiving deliveries to or from the Premises outside of said areas or in a manner which may interfere with the use by any other tenant of its premises or any common areas, any pedestrian use of such area, or any use which is inconsistent with good business practice.
19.	Tenant shall carry out Tenant’s permitted repair, maintenance, alterations, and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other tenants in the Building.

20.	Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements thereto.

21.	Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s opinion may tend to impair the reputation of the Building or its desirability for Landlord or its other tenants. Upon written notice from Landlord, Tenant will refrain from and/or discontinue such publicity immediately.

22.	Neither Tenant nor any of its employees, agents, contractors, invitees or customers shall smoke in any area designated by Landlord (whether through the posting of a “no smoking” sign or otherwise) as a “no smoking” area. In no event shall Tenant or any of its employees, agents, contractors, invitees or customers smoke in the hallways or bathrooms of the Building. Landlord reserves the right to designate, from time to time, additional areas of the Building and the Property as “no smoking “ areas and to designate the entire Building and the Property as a “no smoking” area.

Exhibit C
PAYMENT OF BASIC COSTS
(USE FOR GROSS DEALS USING A BASE YEAR)
This Exhibit is attached to and made a part of the Lease dated July 18, 2006 by and between JL Ventures LLC, Harkonnen Acquisitions, L Metro LLC, and Bello LLC, each an Alaska limited liability company, collectively known as MBP Co-Tenancy (“Landlord) and ZARS, Inc. (“Tenant”) for space in Building D.
A. During each calendar year, or portion thereof, falling within the Lease Term, Tenant shall pay to Landlord as Additional Rent hereunder Tenant’s Pro Rata Share of the amount by which (a) Basic Costs (as defined below) for the applicable calendar year exceeds (b) Basic Costs for 2007 (the “Base Year”). In no event shall the amount required to be paid by Tenant with respect to Basic Costs for any calendar year during the Lease Term be less than zero. Prior to January 1 of each calendar year during the Lease Term, or as soon thereafter as practical, Landlord shall make a good faith estimate of Basic Costs for the applicable full or partial calendar year and Tenant’s Pro Rata Share thereof. On or before the first day of each month during such calendar year, Tenant shall pay Landlord, as Additional Rent, a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the amount by which Basic Costs for such calendar year will exceed Basic Costs for the Base Year. Landlord shall have the right from time to time during any such calendar year to revise the estimate of Basic Costs for such year and provide Tenant with a revised statements therefor (provided, however, Landlord agrees that Landlord shall not issue a revised statement more than twice in any calendar year), and thereafter the amount Tenant shall pay each month shall be based upon such revised estimate. If Landlord does not provide Tenant with an estimate of the Basic Costs by January 1 of any calendar year, Tenant shall continue to pay a monthly installment based on the previous year’s estimate until such time as Landlord provides Tenant with an estimate of Basic Costs for the current year. Landlord must provide Tenant with an estimate of Basic Costs for the current year by May 1st of that year. Upon receipt of such current year’s estimate, an adjustment shall be made for any month during the current year with respect to which Tenant paid monthly installments of Additional Rent based on the previous year’s estimate. Tenant shall pay Landlord for any underpayment upon demand. Any overpayment in excess of the equivalent of one (1) month’s Base Rent shall, at Landlord’s option, be refunded to Tenant or credited against the installment(s) of Additional Rent next coming due under the Lease. Any overpayment in an amount equal to or less than the equivalent of one (1) month’s Base Rent shall, at Landlord’s option, be refunded to Tenant or credited against the installment of Additional Rent due for the month immediately following the furnishing of such estimate. Any amount paid by Tenant based on any estimate shall be subject to adjustment pursuant to Paragraph A below, when actual Basic Costs are determined for such calendar year.
B. As soon as is practical following the end calendar year during the Lease Term, Landlord shall furnish to Tenant a statement of Landlord’s actual Basic Costs for the previous calendar year. If for any calendar year the Additional Rent collected for the prior year, as a result of Landlord’s estimate of Basic Costs, is in excess of Tenant’s Pro Rata Share of the amount by which Basic Costs for such prior year exceeds Basic Costs for the Base Year, then Landlord shall refund to Tenant any overpayment (or at Landlord’s option apply such amount against Additional Rent due). Likewise, Tenant shall pay to Landlord, on demand, any underpayment with respect to the prior year whether or not the Lease has terminated prior to receipt by Tenant of a statement for such underpayment, it being understood that this clause shall survive the expiration of the Lease. Notwithstanding anything herein to the contrary, Tenant shall have thirty (30) days to pay such statement.
C. Basic Costs shall mean all reasonable direct and indirect costs, reasonable expenses paid and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in each calendar year in connection with operating, maintaining, repairing, owning and managing the Building and the Property including but not limited to, the following:
(1)	All labor costs for all persons performing services required or utilized in connection with the operation, repair, replacement and maintenance of and control of access to the Building and the Property, including but not limited to amounts incurred for wages, salaries and other compensation for services, professional training, payroll, social security, unemployment and other similar taxes, workers’ compensation insurance, uniforms, training, disability benefits, pensions, hospitalization, retirement plans, group insurance or any other similar or like expenses or benefits.

(2)	All management fees, the cost of equipping and maintaining a management office at the Building, accounting services, legal fees not attributable to leasing and collection activity, and all other administrative costs relating to the Building and the Property, all limited to 5% of gross rent.

(3)	All Rent and/or purchase costs of materials, supplies, tools and equipment used in the operation, repair, replacement and maintenance and the control of access to the Building and the Property.

(4)	All amounts charged to Landlord by contractors and/or suppliers for services, replacement parts, components, materials, equipment and supplies furnished in connection with the operation, repair, maintenance, replacement and control of access to any part of the Building, or the Property generally, including the heating, air conditioning, ventilating, plumbing, electrical, elevator and other systems and equipment of the Building and the parking areas. At Landlord’s option, major repair items may be amortized over a period of up to five (5) years.

(5)	All premiums and deductibles paid by Landlord for fire and extended insurance coverage, earthquake and extended coverage insurance, liability and extended coverage insurance, Rent loss insurance, elevator insurance, boiler insurance and other insurance customarily carried from time to time by landlords of comparable office buildings or required to be carried by Landlord’s mortgagee.

(6)	Charges for all utilities, including but not limited to water, electricity, gas and sewer, but excluding those electrical charges for which tenants are individually responsible.

(7)	“Taxes,” which for purposes hereof, shall mean (a) all real estate taxes and assessments on the Property, the Building or the Premises, and taxes and assessments levied in substitution or supplementation in whole or in part of such taxes, (b) all personal property taxes for the Building’s personal property, including license expenses, (c) all taxes imposed on services of Landlord’s agents and employees, (d) all sales, use or excise tax, excluding state and/or federal income tax law or hereafter imposed by any governmental authority upon Rent received by Landlord, (e) all other taxes, fees or assessments now or hereafter levied by any governmental authority on the Property, the Building or its contents or on the operation and use thereof (except as relate to specific tenants), and (f) all costs and fees incurred in connection with seeking reductions in or refunds in Taxes including, without limitation, any costs incurred by Landlord to challenge the tax valuation of the Building, but excluding income taxes. Estimates of real estate taxes and assessments for any calendar year during the Lease Term shall be determined based on Landlord’s good faith estimate of the real estate taxes and assessments. Taxes and assessments hereunder are those accrued with respect to such calendar year, as opposed to the real estate taxes and assessments paid or payable for such calendar year.
(8)	All landscape expenses and costs of repairing, resurfacing and striping of the parking areas of the Property, if any.

(9)	Cost of all maintenance service agreements, including those for equipment, alarm service, window cleaning, drapery or mini-blind cleaning, janitorial services, metal refinishing, pest control, uniform supply, landscaping and any parking equipment. The “Cleaning Schedule” shall be as provided inn Exhibit E-1.

(10)	Cost of all other repairs, replacements and general maintenance of the Property and Building neither specified above nor directly billed to tenants, including the cost of maintaining all interior Common Areas including lobbies, multi-tenant hallways, restrooms and service areas.

(11)	The amortized cost of capital improvements made to the Building or the Property which are (a) primarily for the purpose of reducing operating expense costs or otherwise improving the operating efficiency of the Property or Building; or (b) required to comply with any laws, rules or regulations of any governmental authority or a requirement of Landlord’s insurance carrier. The cost of such capital improvements shall be amortized over a period of five (5) years, or longer (at Landlord’s reasonable option) and shall, at Landlord’s option, include interest at a rate that is reasonably equivalent to the interest rate that Landlord would be required to pay to finance the cost of the capital improvement in question as of the date such capital improvement is performed, provided if the payback period for any capital improvement is less than five (5) years, Landlord may amortize the cost of such capital improvement over the payback period.

(12)	Any other reasonable charge or expense of which, in accordance with general industry practice with respect to the operation of a first class office building, would be construed as an operating expense.
D. Basic Costs shall not include repairs and general maintenance paid from proceeds of insurance or by a tenant or other third parties, and alterations attributable solely to individual tenants of the Property. Further, Basic Costs shall not include the cost of capital improvements (except as above set forth), depreciation, interest (except as provided above with respect to the amortization of capital improvements), lease commissions, and principal payments on mortgage and other non-operating debts of Landlord. Capital improvements are more specifically defined as:
(1)	Costs incurred in connection with the original construction of the Property or with any major changes to same, including but no limited to, additions or deletions of corridor extensions, renovations and improvements of the Common Areas beyond the costs caused by normal wear and tear, and upgrades or replacement of major Property systems; and
(2)	Costs of correcting defects (including latent defects), including any allowances for same, in the construction of the Property or its related facilities; and

(3)	Costs incurred in renovating or otherwise improving, designing, redesigning, decorating or redecorating space for tenants or other occupants of the Property or other space leased or held for lease in the Property.
E. If the Building is not at least ninety-five percent (95%) occupied, in the aggregate, during any calendar of the Lease term or if Landlord is not supplying services to at least ninety-five percent (95%) of the Approximate Rentable Area of the Building at any time during any calendar year of the Lease Term, actual Basic Costs for purposes hereof shall, be determined as if the Building had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Approximate Rentable Area of the Building during such year. If Tenant pays for its Pro Rata Share of Basic Costs based on increases over a “Base Year” and Basic Costs for any calendar year during the Lease Term are determined as provided in the foregoing sentence, Basic Costs for such Base Year shall also be determined as if the Building and such other buildings had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Approximate Rentable Area of the Building and such other buildings. Any necessary extrapolation of Basic Costs that are affected by changes in the occupancy of the Building and such other buildings (including, at Landlord’s option, Taxes) to the cost that would have been incurred if the Building and such other buildings had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Approximate Rentable Area of the Building,
IN WITNESS WHEREOF, Landlord and Tenant have executed this exhibit as of the day and year first above written.
LANDLORD:
JL Ventures LLC, Harkonnen Acquisitions LLC,
L Metro LLC, and Bello LLC, all known as MBP Co-Tenancy
By: Harkonnen Acquisitions LLC, Co-Tenant

By:	/s/ Stuart Bond

Name:	Stuart Bond

Title:	Managing Member

TENANT:
ZARS, Inc.

By:	/s/ Robert Lippert

Name:	Robert Lippert

Title:	President and CEO

Exhibit D
WORK LETTER
This Exhibit is attached to and made a part of the Lease dated July 18, 2006 by and between JL Ventures LLC, Harkonnen Acquisitions, L Metro LLC, and Bello LLC, each an Alaska limited liability company, collectively known as MBP Co-Tenancy (“Landlord”) and ZARS, Inc. (“Tenant”) for space in Building D.
Landlord at Landlord’s expense shall perform improvements to the Premises in accordance with the work shown on Attachment D-1 (the “Worklist”). The improvements to be performed by Landlord in accordance with the Worklist are hereinafter referred to as the “Landlord’s Work.” The Worklist shall be completed with a turn key finish to building standard. Landlord shall enter into a direct contract for the Landlord’s Work with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord’s Work.
If Tenant shall request any revisions to the Worklist, Landlord shall have such revisions prepared at Tenant’s sole cost and expense and Tenant shall reimburse Landlord for the cost of preparing any such revisions to the Worklist upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost in the Landlord’s Work, if any, resulting from such revisions to the Worklist. Tenant shall, within three (3) Business Days, notify Landlord in writing whether it desires to proceed with such revisions. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested revision. Tenant shall be responsible for any Delay in completion of the Premises resulting from any revision to the Worklist. In the event such revisions result in an increase in the cost of Landlord’s Work, such increased costs shall be payable by Tenant upon demand. Notwithstanding anything herein to the contrary, all revisions to the Plans shall be subject to the approval of Landlord.
This Exhibit D shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of this Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.
IN WITNESS WHEREOF, Landlord and Tenant have entered into this Exhibit D as of the day and year first above written.
LANDLORD:
JL Ventures LLC, Harkonnen Acquisitions LLC,
L Metro LLC, and Bello LLC, all known as MBP Co-Tenancy
By: Harkonnen Acquisitions LLC, Co-Tenant

By:	/s/ Stuart Bond

Name:	Stuart Bond

Title:	Managing Member

D-1-1

TENANT:

By:	/s/ Robert Lippert

Name:	Robert Lippert

Title:	CEO and President

D-1-2

Attachment D-1
WORKLIST
1. Demolition of existing walls and doors as shown on the attached D-2 Space Plan
2. Construct new walls as shown on the attached D-2 Space Plan; all brick will be furred up and covered with gypsum; four comer executive offices and conference rooms to have sound insulation in the walls; demountable walls shall be removed and/or covered with gypsum
3. (2) Secure document storage rooms-to have 2 hour fire protection on walls, ceiling and doors; no sprinklers or only activated if there is a fire in the storage room
4. Replace damaged ceiling tiles
5. Doors-match existing with building standard
6. Storefront glass in wall separating lobby and conference room
7. Electrical-2 outlets for offices
8. Light switches-1 per office or room
9. Light fixtures relocated as needed
10. Paint with 2 colors maximum; all steel columns will be painted; colors subject to Landlord’s approval
11. Plastic laminate cabinets and counter tops as shown on the attached Space Plan
12. HVAC-build to fit attached Space Plan; specs for service room A/C unit to be provided by Tenant
13. New carpet and base in Building standard
14. Fire sprinklers-to meet code if sprinklers exist
15. Restrooms upgraded, additional lighting, new sinks/faucets, new vent fans, floor cleaned, stripped and sealed, and new upgraded sink cabinets
16. Re-use perimeter window blinds and replace where missing and/or broken
Building standards are attached in Attachment D-3.
In the event there is any contradiction in the quantity or quality of building materials used and/or the scope of work to be performed, among Attachment D-1, Exhibit D-2, Exhibit E-1 or Attachment D-3, then the highest quantity or quality of building materials used and/or scope of work to be performed as indicated among such Attachments and Exhibits shall prevail.

D-1-3

Exhibit D-2
SPACE PLAN
In the event there is any contradiction in the quantity or quality of building materials used and/or the scope of work to be performed, among Attachment D-1, Exhibit D-2, Exhibit E-1 or Attachment D-3, then the highest quantity or quality of building materials used and/or scope of work to be performed as indicated among such Attachments and Exhibits shall prevail.

SAMUEL J.
BRADY

ARCHITECTS

University Club Building
Suite 2250
136 E. South Temple
Salt Lake City, Utah 84111
(801) 595-1752
FAX (801) 595-1757

FINISH KEY

FLOOR / WALLS / CEILING

FLOOR

A CARPET GLUE DIRECT W/ 4" ROPPE STRAIGHT RUBBER BASE W/ PREFORMED CORNERS AND CONTINUOUS LENGTH. (26 OZ. LEVEL LOOP GLUE DIRECT) CARPET △

B 12" x 12" x 1/8" V.C.T. FLOORING W/ 4" ROPPE COVED RUBBER BASE W/ PREFORMED CORNERS AND CONTINUOUS LENGTH.

CONTRACTOR TO PROVIDE CARPET CUT SHEET/ SPECIFICATIONS FROM CARPET MANUFACTURER, FOR THE CARPET INCLUDED IN THE BID FOR THIS PROJECT. SUBMIT THIS INFORMATION TO OWNER'S REPRESENTATIVE WITH BID.

WALLS

1 PAINTED GYPSUM BOARD (TYPE "X") (COLOR TO BE SELECTED BY TENANT) ALL PAINTED SURFACES TO BE ONE COAT PRIMER, AND TWO COATS FINISH PAINT. (2) PAINT COLORS FOR THIS PROJECT WALL PAINT COLOR (2) DOOR PAINT COLOR (2) △

2 EXISTING WALL SURFACE PATCH, REPAIR AND PAINT. (2) COATS FINISH. (2) PAINT COLORS FOR THIS PROJECT WALL PAINT COLOR (2) DOOR PAINT COLOR (2) △

CEILING

0 EXIST. CEILING TO REMAIN, PATCH AND REPAIR DAMAGED CEILING. REPLACE DAMAGED OR DISCOLORED/STAINED CEILING TILES.

A NEW 2' x 4' SUSPENDED CEILING TILE "MINIBOARD" 755 FISSURED TILE W/ 15/16" PRELUDE EXPOSED TEE BY ARMSTRONG IN EXIST. CEILING GRID SYSTEM. SEE A1.0/A2.1 FOR EXACT LOCATIONS. △

NOTE:
ALL NEW FINISHES TO BE SELECTED BY THE TENANT AND APPROVED BY BLDG. REP.

ALL FINISHES TO MATCH BUILDING STANDARDS UNLESS NOTED OTHERWISE

RESTROOM UPGRADES:
UPGRADE LIGHTING/ADD LIGHTING.
UPGRADE FIXTURES.
NEW VENT FANS.
NEW PAINT, FLOOR CLEANED/ STRIPPED AND SEALED.
AND NEW UPGRADED SINK CABS.
BREAK ROOM
EXECUTIVE OFFICE
OFFICE
HALL
DOCUMENT PREP/ COPIER
OPEN AREA
CONF. ROOM
SECURE DOCU. STOR.
CONFERENCE ROOM
SERVER ROOM
IT ROOM
ELEC. ROOM
JAN. ROOM
RECEP. AREA
COPY ROOM
SECURE DOCUMENT STOR.
SOUND INSULATION ALL WALLS
FIRE RATED ROOM COORD. W/ TENANT REQ.
TYP.
SECURE ELEV. AFTER HOURS ACCESS W/ CARD ETC. BY LANDLORD
COUNTER FOR PUBLIC ACCESS TO HAVE A 36" HT. X 30" W AREA FOR ACCESSIBILITY.

NOTES:
1. ALL BRICK TO BE FURRED W/ METAL STUDS AND GYP. BD.
2. NEW 3'-0" X 7'-0" BIRCH DOORS (CLEAR STAIN)/HARDWARE THRU-OUT
3. NEW 3'-0" X 7'-0" BIRCH DOORS (CLEAR STAIN)/HARDWARE ONLY AT EXIST. COMMON AREA LOCATIONS.
△ 4. (2) NEW ELEC. OUTLETS IN EACH OFFICE. (1) NEW TEL./DATA IN EACH OFFICE. COORD. W/ EXIST.

Electrical requirements for server room?

WALL TYPES

EXISTING WALLS TO REMAIN

NEW 3-5/8" 25 GAUGE METAL STUDS @ 24" O.C. W/ 5/8" GYPSUM BOARD (TYPE "X") EACH SIDE

GENERAL CONTRACTOR SHALL CHALK-LINE ALL NEW WALLS FOR ARCHITECT'S APPROVAL, PRIOR TO ANY NEW CONSTRUCTION, TO INSURE THAT SPACE BUILD-OUT MEETS TENANT REQUIREMENTS

NORTH

△ REVISION 6/26/08

METRO BUSINESS PARK BLDG. "D"

ZARS

3RD FLOOR

FLOOR PLAN

SCALE: 1/16" = 1'-0"
JUNE 22, 2008
06000211.dwg

A1.1

Attachment D-3
BUILDING STANDARD TENANT IMPROVEMENTS
The “Building Standard Tenant Improvements” (herein so called) are the following

1. Flooring:	Grade and quality of carpeting to be selected by Landlord, with color to be selected by Tenant from those offered by Landlord.

2. Base:	Carpet base (4”) to match carpeting selected by Tenant.

Grade and quality of rubber base, when applicable, to be selected by Landlord.

Standard Specification: Johnsonite, 4” rubber base.

3. Partitions:	Demising Walls: 3-5/8” metal studs on 24” centers, blanket sound insulation, 5/8” gypsum board on one side. Studs and one layer of gypsum board extended to bottom of steel deck on floor above.

Interior Walls: 3-5/8” metal studs on 24” centers, 5/8” gypsum board on each side. Walls to be ceiling height and braced as per code requirements.

All walls to be finished with tape, texture and paint.

Standard Paint Specification: Kwal-Howells 2800 Series, Eggshell finish or Kwal-Howells 2300 Series, Semi-Gloss.

4. Doors/Side Lights:	3’-0” x 8’-0” solid core interior doors, 3’-0” x 8’-0” exterior solid core flush wood doors with select cherry veneer. Door frames are hollow metal. Glass manufactured as per code requirements with hollow metal frames. Standard hardware is Schlage, in light bronze.

5. Ceiling:	Armstrong RH90 Fireguard Tegular Lay-In, 24” x 24” for use with 15/16” exposed tee grid.

6. Electrical Outlets:	Standard 110v duplex wall outlets.

7. Light Switches:	Single pole switches.

8. Lighting Occupancy Sensor:	Automatic lighting control device-Uneco conserver series.

9. Light Fixtures:	2’ x 4, (3) lamp, 18-cell parabolic, recessed ceiling fixture. Grade and quality of fixture selected by Landlord

10. Fire Sprinkler Requirements:	Design build per Landlord, except special requirements of which the Tenant shall advise the Landlord.

11. Window Coverings:	Vertical roller shades.
In the event there is any contradiction in the quantity or quality of building materials used and/or the scope of work to be performed, among Attachment D-1, Exhibit D-2, Exhibit E-1 or Attachment D-3, then the highest quantity or quality of building materials used and/or scope of work to be performed as indicated among such Attachments and Exhibits shall prevail.

EXHIBIT D-4
COMMON AREA IMPROVEMENTS
Landlord shall make the following improvements which shall be completed prior to the commencement date of this Lease:
Install an elevator card access system for third floor access,
General Lobby Remodel
— all areas will be painted with updated colors
— floor treatments will be with updated materials and colors
West Lobby
— planter boxes removed
— new glass entry to the south office
— new floor tile
— new lighting where needed
— updated paint
Corridors
— new carpet
— new ceiling tiles
— new ceiling lighting
East Lobby
— same as west lobby
Restrooms
— new fixtures
— new partitions
— new countertops
— new floor and wall tile
— new lighting

Exhibit E1
ADDITIONAL PROVISIONS
This exhibit is attached to and made a part of the Lease dated 7/18, 2006 by and between JL Ventures LLC, Harkonnen Acquisitions, L Metro LLC, and Bello LLC, each an Alaska limited liability company, collectively known as MBP Co-Tenancy (“Landlord”) and ZARS, Inc. (“Tenant”) for space in Building D.
1. Renewal Options. (a) So long as Tenant is not in default at the expiration of the then existing Term of this Lease, Tenant shall be granted two (2) renewal options for six (6) months each. If Tenant elects to exercise this option, Tenant shall give Landlord one-hundred eighty (180) days written notice, with the Base Rent increasing during the first option period to an annual rate of $15.75 per rentable square foot. The Base Rent for the second option period shall be $16.00 per rentable square foot per year.
2. Expansion Option. Tenant shall have a First Right of Refusal to lease any space which becomes available in the Building during the Term of this Lease. Landlord shall notify Tenant in writing of availability and with such notice. Landlord shall submit a lease proposal for the space, and Tenant shall have two (2) business days to notify Landlord of acceptance of the terms of the proposal. If notice of acceptance is not received by Landlord within the three (3) business day period, then Landlord may proceed to market and lease the space to third parties but only for basic terms comparable or less favorable than the lease proposal presented to Tenant.
3. Parking. Parking privileges for the Building are on a first come first serve basis. Tenant and its employees, licensees, invitees and guests shall have the right to use five (5) unreserved parking stalls for every 1,000 rentable square feet at no additional cost in a parking lot located to the south and west of the Building.
4. Security. Landlord shall provide a touch pad for after hours security and after hours lock off to the elevator for the third floor of the Building.
5. Satellite Dish. Tenant shall have the right to locate a satellite dish of not more than 5 feet in diameter on the Building’s roof without charge during the initial Lease term. The location of the dish shall be determined by Landlord. The installation, wiring, maintenance, and removal shall be at Tenant’s expense by a contractor approved by Landlord which approval shall not unreasonably be withheld. At the termination of the Lease, Tenant shall remove any satellite dish and restore the roof to the same condition as existed before the installation of the dish.
6. Cleaning Schedule. The janitorial services to the Premises shall be as set forth in Schedule 1 to this Exhibit.
IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first written above.
LANDLORD:
JL Ventures LLC, Harkonnen Acquisitions LLC,
L Metro LLC, and Bello LLC, all known as MBP Co-Tenancy
By: Harkonnen Acquisitions LLC, Co-Tenant

By:	/s/ Stuart Bond

Name:	Stuart Bond

Title:	Managing Member

TENANT:
ZARS, Inc.

By:	/s/ Robert Lippert

Name:	Robert Lippert

Title:	President and CEO

SCHEDULE 1 TO EXHIBIT E1
CLEANING SCHEDULE
Janitorial Specifications
Janitorial service will be on a 5 day a week basis Sunday evening through Thursday evening. Janitors will work in the building any time after 7pm and finish prior to 7am Monday through Friday.
Nightly Services — Building Interior:
1) Collect all paper and place it in a designated dumpster or garbage can for disposal.
2) Handle any recyclable materials as specified by the property manager.
3) Vacuum all traffic patterns thoroughly.
4) Restroom sanitation
a. Collect all waste paper and place in designated dumpster
b. Clean and polish wash basins, dispensers, chrome, and stainless steel fixtures
c. Clean and sanitize toilets, toilet seats (both sides) and urinals
d. Wipe clean wall surfaces around lavatory fixtures
e. Spot clean fingerprints and smudges from doors, frames and partitions
f. Clean all mirrors and mirror frames
g. Refill all restroom dispensers from stock
h. Sweep, wet mop and sanitize all floors
5) Leave furniture neat and orderly for the next day of business.
6) All lights will be turned off when the janitors are done cleaning in area, leaving only the night-lights on.
7) Leave all entrance and designated office doors locked.
As Required:
1) Remove dust from ventilation grills, cobwebs from comers in walls or ceiling area.
2) Monitor carpeted areas for spot removal.
3) Monitor sidewalks, building entryways and parking lot area and remove all trash.
4) Remove trash and/or cigarettes from exterior receptacles.
Weekly Services:
1) Vacuum all carpet including comers, edges, under all desks and edges.
2) Dust all hand railings, ledges, grills and fire apparatus (stairwells).
3) Buff all vinyl floors.
4) Wet mop or spot mop all hard surface floors.
5) Dust desktops, tables, counters and file cabinets with treated dust cloths.
Note: If the tops of these items are obstructed with papers, books, plants, etc., they will be dusted with a feather duster
6) Dust all chairs and bases.
7) Clean door glass, spot clean partition glass.
8) Remove fingerprints and smudges from woodwork, doors, door frames, door trim and light switches.
9) Clean and sanitize all drinking fountains.
10) Clean all elevator interior surfaces including hoist way doors and threshold on the corridor side of the elevator. Polish all metal surfaces. Vacuum carpet.
11) Sweep all stairways and landings, being sure to remove all trash.
12) Sweep all exterior entrances, being sure to remove all trash.

Monthly Services:
1) Dust low reach areas, chair rungs, sides of desks, sides of cabinets, table legs, and plastic mats.
2) Dust windowsills.
3) Dust high reach areas, partition ledges and moldings.
4) Strip and wax all resilient floors.
Quarterly Services:
1) Machine scrub restroom floors.
2) Restroom sanitation
a. Wash restroom partitions.
b. Vacuum vents and air grills.
c. Keep urinals and toilet bowls free from scale.
d. Wash all containers.
Tri-Annual Services:
1) Dust or vacuum all blinds and vents.
2) Clean all light fixtures.
3) Vacuum all drapes.
4) Clean and polish all kick plates.
Semi-Annual Services:
1) Clean all interior window glass relites and partitions.
2) Shampoo and extract all carpets — hallways, lobbies and elevators.
3) Clean the inside of the exterior windows.

Exhibit F
COMMENCEMENT LETTER

Date

Tenant

Address

Re: Commencement Letter with respect to that certain Lease dated                      by and between as                      Landlord and                     ,
a (n)                      as Tenant for an Approximate Rentable Area in the Premises of                      square feet on the                      floor of the Building located at                     ,                     ,                     .
Dear                     :
In accordance with the terms and conditions of the above referenced Lease, Tenant hereby accepts possession of the premises and agrees as follows:
The Commencement Date of the Lease is                     ;
The Termination Date of the Lease is                     .
Landlord agrees to complete the work in the Premises identified in the punchlist jointly prepared by Landlord and Tenant dated                     .
Please acknowledge your acceptance of possession and agreement to the terns set forth above by signing all three (3) copies of this Commencement Letter in the space provided and returning two (2) fully executed copies of the same to my attention.
Sincerely,
XXXXXXXXX
Property Manager
Agreed and Accepted:
TENANT:

By:

Name:

Title:

F-1